Exhibit 99.1

FOR IMMEDIATE RELEASE:

September 1, 2011

Media Contact:

Roger Johnson, Overstock.com, Inc.

+1 (801) 947-4430

rojohnson@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com, Inc. Announces Redemption of 3.75% Senior Notes Due December 1, 2011

SALT LAKE CITY — Overstock.com, Inc. (Nasdaq: OSTK) (the “Company”) announced today that it will redeem for cash all of its outstanding 3.75% Senior Convertible Notes due December 1, 2011 (CUSIP No. 690370101) (the “Notes”).  The redemption date will be September 21, 2011.

The redemption price will be 100% of the principal amount of the Notes, plus any accrued and unpaid interest to September 21, 2011. As of September 1, 2011, the outstanding balance of the Notes was $24.5 million.

The Company will fund the redemption of the Notes with a combination of cash on hand and a $17 million draw under its Financing Agreement with U.S. Bank National Association.

A notice of redemption is being sent to all currently registered holders of the Notes by the trustee, Wilmington Trust Company at the Company’s request.

Payment of the redemption price will be made on or after September 21, 2011 upon presentation and surrender of the Notes by mail or hand delivery to Wilmington Trust Company, as Paying Agent, at Wilmington Trust Company, Rodney Square North, 1100 N. Market Street, Wilmington, DE 19890-1615.

Unless the Company defaults in making the redemption payment, interest on the Notes will cease to accrue on and after the redemption date and the only remaining right of the holders thereof will be to receive the redemption payment upon surrender of the Notes to the Paying Agent.

About O.co (also known as Overstock.com) O.co, also known as Overstock.com, is Your Savings Engine offering brand-name products. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory distribution channel. O.co, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online athttp://www.overstock.com and http://www.o.co. O.co regularly posts information about the company and other related matters on its website under the heading “Investor Relations.” Overstock.com® is a registered trademark of Overstock.com, Inc. O.co™ and Your Savings Engine™ are trademarks of Overstock.com, Inc., Inc. All other trademarks are the property of their respective owners.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, and all statements regarding the redemption of the Notes including the proposed payment date. Our Form 10-K for the year ended December 31, 2010, our subsequent quarterly reports on Form 10-Q, or any amendments thereto, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.